SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED

PURSUANT TO RULE 13d-1(a) AND AMENDMENTS

THERETO FILED PURSUANT TO RULE 13d-2(a)

(Amendment No. 1)*

INVESTORS CAPITAL HOLDINGS, LTD.

(Name of issuer)

COMMON STOCK, $.01 PAR VALUE PER SHARE

(Title of class of securities)

46147M108

(Cusip number)

Lance Jon Kimmel, Esq.

SEC Law Firm

11693 San Vicente Blvd, Suite 357

Los Angeles, California 90049

(310) 557-3059

(Name, address and telephone number of person authorized to receive notices and communications)

January 6, 2006

(Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note.  The Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 46147M108

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Robino Stortini Holdings LLC - 14-1881876
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 543,600 shares 8 SHARED VOTING POWER 0 shares 9 SOLE DISPOSITIVE POWER 543,600 shares 10 SHARED DISPOSITIVE POWER 0 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 543,600 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.4%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 46147M108

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Michael Stortini
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* PF, WC, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 5,900 shares 8 SHARED VOTING POWER 543,600 shares 9 SOLE DISPOSITIVE POWER 5,900 shares 10 SHARED DISPOSITIVE POWER 543,600 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 549,500 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.5%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 46147M108

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Charles J. Robino
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 0 8 SHARED VOTING POWER 543,600 shares 9 SOLE DISPOSITIVE POWER 0 10 SHARED DISPOSITIVE POWER 543,600 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 543,600 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.4%
14	TYPE OF REPORTING PERSON* IN

The following constitutes Amendment No. 1 (this “Amendment”) to the initial Schedule 13D (the “Schedule 13D”). Except as specifically amended by this Amendment, the Schedule 13D remains in full force and effect.

Item 3 is amended in its entirety to read as follows:

Item 3. Source and Amount of Funds or Other Consideration.

Under the concept of beneficial ownership applicable to a “group” under the Rules and Regulations of the Securities and Exchange Commission (the “SEC”), as of the date of this Amendment, each of the Reporting Persons may be deemed to beneficially own 549,500 shares of the Company’s Common Stock. The shares of Common Stock are either held in the name of RSH or Mr. Stortini personally. RSH and Mr. Robino disclaim beneficial ownership of any shares owned individually by Mr. Stortini, and Messrs. Robino and Stortini disclaim beneficial ownership of any shares owned by RSH except to the extent of their pro rata equity ownership interest in RSH.

The funds used by RSH to purchase the shares of the Company’s Common Stock which it owns came from working capital, cash on hand and brokerage account margin loans. Such shares of the Company’s Common Stock were accumulated through purchases, partially offset by occasional sales, made on the open market between April 12, 2004 and January 10, 2006 at an average purchase price of $3.17 per share of Common Stock, representing an aggregate cost of approximately $1,724,062. Other than with respect to the use of brokerage account margin loans for a portion of the purchases by RSH, no part of the funds or other consideration used to purchase such shares of the Company’s Common Stock was borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting the shares of the Company’s Common Stock.

Item 5 is amended in its entirety to read as follows:

Item 5. Interests in Securities in the Issuer.

(a) Under the concept of beneficial ownership applicable to a “group” under the Rules and Regulations of the SEC, as of the date of this Schedule 13D, each of the Reporting Persons may be deemed to be the beneficial owner of 549,500 shares of the Company’s Common Stock, constituting 9.5% of the 5,762,748 shares of the Company’s Common Stock outstanding as of November 11, 2005 (as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005). RSH and Mr. Robino disclaim beneficial ownership of any shares owned individually by Mr. Stortini, and Messrs. Robino and Stortini disclaim beneficial ownership of any shares owned by RSH except to the extent of their pro rata equity ownership interest in RSH.

(b) Under the concept of beneficial ownership applicable to a “group” under the Rules and Regulations of the SEC, as of the date of this Schedule 13D, each of the Reporting Persons may be deemed to share the power to vote or to direct the vote of 549,500 shares of the Company’s Common Stock, constituting 9.5% of the shares of the Company’s Common Stock outstanding, as calculated above. Each of the Reporting Persons may be deemed to share the power to dispose of or to direct the disposition of 549,500 shares of the Company’s Common Stock, constituting 9.5% of the shares of the Company’s Common Stock outstanding, as calculated above. RSH and Mr. Robino disclaim beneficial ownership of any shares owned individually by Mr. Stortini, and Messrs. Robino and Stortini disclaim beneficial ownership of any shares owned by RSH except to the extent of their pro rata equity ownership interest in RSH.

(c) Schedule A hereto lists the transactions effected by each of the Reporting Persons during the 60 days prior to the date of this filing. All the transactions were effected through open market purchases.

(d) None.

(e) Not Applicable.

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 12, 2006	ROBINO STORTINI HOLDINGS LLC

	By:	/s/ Michael Stortini
	Name:	Michael Stortini
	Title:	Manager

/s/ Michael Stortini
Michael Stortini

/s/ Charles J. Robino
Charles J. Robino

SCHEDULE A

TRANSACTIONS IN THE SHARES OF COMMON STOCK IN THE LAST 60 DAYS

A. Transactions by RSH

Date	Transaction	No. Shares	Price Per Share ($)
11/14/05	Buy	900	3.54
11/14/05	Buy	1,500	3.55
11/14/05	Sell	(200)	3.55
11/14/05	Buy	100	3.57
11/14/05	Sell	(100)	3.57
11/14/05	Buy	300	3.59
11/14/05	Buy	200	3.62
11/14/05	Buy	100	3.63
11/14/05	Buy	200	3.64
11/14/05	Buy	500	3.66
11/14/05	Buy	100	3.70
11/15/05	Sell	(100)	3.51
11/15/05	Buy	300	3.54
11/15/05	Sell	(1,200)	3.54
11/15/05	Buy	200	3.60
11/15/05	Buy	200	3.61
11/16/05	Buy	300	3.49
11/16/05	Sell	(100)	3.50
11/16/05	Buy	300	3.51
11/16/05	Sell	(900)	3.51
11/16/05	Buy	2,400	3.52
11/16/05	Sell	(1,800)	3.52
11/16/05	Buy	100	3.53
11/16/05	Buy	100	3.54
11/16/05	Buy	200	3.55
11/16/05	Buy	100	3.58
11/16/05	Buy	300	3.59
11/17/05	Buy	500	3.35
11/17/05	Sell	(1,000)	3.36
11/17/05	Buy	200	3.39
11/17/05	Buy	3,600	3.40
11/17/05	Sell	(1,800)	3.41
11/17/05	Buy	400	3.44
11/17/05	Sell	(200)	3.45
11/17/05	Buy	300	3.49
11/17/05	Buy	300	3.50
11/17/05	Buy	100	3.59
11/18/05	Sell	(700)	3.15
11/18/05	Buy	100	3.19
11/18/05	Buy	3,000	3.20
11/18/05	Sell	(2,500)	3.20
11/18/05	Buy	900	3.22
11/18/05	Buy	400	3.24
11/18/05	Buy	200	3.25
11/18/05	Sell	(1,000)	3.25

11/18/05	Buy	1,000	3.26
11/18/05	Buy	1,000	3.27
11/18/05	Buy	1,200	3.29
11/18/05	Sell	(500)	3.30
11/18/05	Buy	100	3.34
11/18/05	Buy	1,300	3.35
11/18/05	Buy	100	3.44
11/21/05	Sell	(500)	2.75
11/21/05	Sell	(1,000)	2.76
11/21/05	Buy	100	2.79
11/21/05	Sell	(1,100)	2.79
11/21/05	Buy	1,700	2.80
11/21/05	Sell	(1,700)	2.80
11/21/05	Sell	(100)	2.81
11/21/05	Buy	200	2.83
11/21/05	Buy	1,300	2.85
11/21/05	Sell	(800)	2.85
11/21/05	Buy	900	2.87
11/21/05	Sell	(500)	2.88
11/21/05	Buy	200	2.89
11/21/05	Buy	1,000	2.90
11/21/05	Sell	(1,500)	2.90
11/21/05	Buy	800	2.92
11/21/05	Buy	600	2.94
11/21/05	Sell	(500)	2.94
11/21/05	Buy	200	2.97
11/21/05	Buy	2,000	2.98
11/21/05	Buy	400	2.99
11/21/05	Buy	12,700	3.00
11/21/05	Buy	2,100	3.01
11/21/05	Sell	(900)	3.01
11/21/05	Buy	500	3.02
11/21/05	Buy	10,300	3.04
11/21/05	Buy	13,400	3.05
11/21/05	Sell	(7,900)	3.05
11/21/05	Buy	700	3.06
11/21/05	Sell	(700)	3.06
11/21/05	Buy	3,100	3.07
11/21/05	Sell	(200)	3.07
11/21/05	Buy	1,400	3.09
11/21/05	Buy	100	3.10
11/22/05	Sell	(600)	2.95
11/22/05	Sell	(400)	2.97
11/22/05	Buy	2,000	2.99
11/22/05	Buy	11,000	3.00
11/22/05	Buy	200	3.01
11/22/05	Sell	(2,100)	3.01
11/22/05	Buy	8,500	3.02
11/22/05	Buy	1,000	3.03
11/22/05	Buy	7,200	3.04
11/22/05	Buy	4,100	3.05
11/22/05	Buy	200	3.09
11/22/05	Buy	1,100	3.10
11/22/05	Buy	100	3.14
11/23/05	Sell	(200)	3.04
11/23/05	Buy	100	3.10

11/25/05	Buy	900	3.00
11/25/05	Sell	(100)	3.01
11/25/05	Buy	100	3.08
11/25/05	Buy	100	3.09
11/28/05	Buy	100	3.05
11/28/05	Buy	500	3.09
11/28/05	Buy	200	3.14
11/28/05	Buy	300	3.15
11/28/05	Buy	100	3.24
11/29/05	Buy	3,000	3.00
11/29/05	Buy	100	3.03
11/29/05	Buy	1,100	3.04
11/29/05	Sell	(1,000)	3.04
11/29/05	Buy	600	3.05
11/29/05	Sell	(500)	3.05
11/29/05	Buy	800	3.06
11/29/05	Buy	100	3.08
11/29/05	Buy	1,200	3.09
11/29/05	Sell	(100)	3.09
11/29/05	Buy	400	3.10
11/29/05	Buy	100	3.14
12/01/05	Buy	600	3.00
12/01/05	Buy	100	3.03
12/01/05	Buy	200	3.05
12/01/05	Buy	100	3.09
12/01/05	Sell	(100)	3.10
12/01/05	Buy	100	3.14
12/02/05	Buy	100	2.99
12/02/05	Buy	3,100	3.00
12/02/05	Buy	1,900	3.02
12/02/05	Sell	(300)	3.04
12/02/05	Buy	500	3.05
12/02/05	Sell	(400)	3.05
12/02/05	Buy	700	3.09
12/02/05	Buy	300	3.14
12/05/05	Buy	200	2.98
12/05/05	Buy	200	2.99
12/05/05	Buy	62,200	3.00
12/05/05	Sell	(400)	3.01
12/05/05	Buy	300	3.02
12/05/05	Sell	(1,400)	3.03
12/05/05	Buy	400	3.04
12/05/05	Buy	2,200	3.05
12/05/05	Sell	(2,600)	3.05
12/05/05	Buy	900	3.06
12/05/05	Buy	1,200	3.09
12/05/05	Buy	1,400	3.10
12/05/05	Sell	(1,000)	3.10
12/05/05	Buy	100	3.14
12/06/05	Buy	100	3.01
12/06/05	Buy	200	3.02
12/06/05	Buy	700	3.03
12/06/05	Sell	(900)	3.03
12/06/05	Buy	100	3.04
12/06/05	Buy	100	3.05
12/06/05	Buy	300	3.09

12/06/05	Buy	100	3.13
12/06/05	Buy	100	3.15
12/07/05	Sell	(400)	3.05
12/07/05	Sell	(1,200)	3.10
12/07/05	Sell	(200)	3.12
12/07/05	Buy	100	3.14
12/07/05	Sell	(200)	3.15
12/07/05	Sell	(200)	3.17
12/09/05	Buy	400	2.96
12/09/05	Buy	100	2.99
12/09/05	Buy	800	3.00
12/09/05	Buy	2,400	3.02
12/09/05	Buy	500	3.05
12/09/05	Buy	1,200	3.07
12/09/05	Buy	100	3.09
12/09/05	Buy	800	3.10
12/09/05	Sell	(700)	3.11
12/12/05	Buy	3,300	2.98
12/12/05	Buy	1,700	2.99
12/12/05	Buy	1,400	3.00
12/12/05	Sell	(1,500)	3.00
12/12/05	Buy	400	3.03
12/12/05	Buy	2,900	3.04
12/12/05	Buy	5,100	3.05
12/12/05	Sell	(4,100)	3.05
12/12/05	Buy	100	3.07
12/12/05	Buy	600	3.08
12/12/05	Buy	600	3.09
12/12/05	Buy	1,000	3.10
12/12/05	Sell	(2,000)	3.10
12/12/05	Buy	600	3.12
12/12/05	Sell	(400)	3.12
12/12/05	Buy	100	3.14
12/12/05	Buy	100	3.16
12/13/05	Buy	200	2.98
12/13/05	Buy	4,000	3.00
12/13/05	Buy	3,100	3.01
12/13/05	Buy	1,000	3.02
12/13/05	Buy	100	3.03
12/13/05	Buy	3,000	3.04
12/13/05	Buy	1,000	3.05
12/13/05	Buy	400	3.06
12/13/05	Buy	200	3.07
12/14/05	Buy	400	2.97
12/14/05	Buy	100	2.98
12/14/05	Buy	300	3.00
12/14/05	Buy	500	3.02
12/14/05	Buy	200	3.03
12/14/05	Buy	100	3.04
12/14/05	Buy	100	3.05
12/14/05	Buy	200	3.07
12/15/05	Sell	(800)	3.00
12/15/05	Buy	100	3.09
12/16/05	Buy	100	2.98
12/16/05	Buy	100	3.01
12/16/05	Buy	100	3.03

12/16/05	Buy	100	3.04
12/16/05	Buy	400	3.05
12/16/05	Buy	100	3.10
12/19/05	Buy	300	2.98
12/19/05	Buy	2,500	3.00
12/19/05	Sell	(1,000)	3.00
12/19/05	Sell	(500)	3.01
12/19/05	Buy	2,000	3.02
12/19/05	Buy	2,500	3.03
12/19/05	Buy	1,200	3.04
12/19/05	Sell	(900)	3.04
12/19/05	Buy	3,800	3.05
12/19/05	Sell	(200)	3.05
12/19/05	Buy	3,200	3.06
12/19/05	Buy	1,400	3.07
12/19/05	Buy	3,700	3.08
12/19/05	Sell	(200)	3.08
12/19/05	Buy	5,800	3.09
12/19/05	Buy	42,100	3.10
12/19/05	Sell	(500)	3.10
12/19/05	Buy	1,300	3.11
12/19/05	Sell	(3,100)	3.11
12/19/05	Buy	2,000	3.12
12/19/05	Buy	800	3.13
12/19/05	Sell	(300)	3.13
12/19/05	Buy	3,300	3.14
12/19/05	Buy	1,600	3.15
12/19/05	Buy	2,400	3.16
12/19/05	Buy	2,200	3.17
12/19/05	Sell	(200)	3.17
12/19/05	Buy	900	3.18
12/19/05	Buy	1,600	3.19
12/19/05	Buy	600	3.20
12/19/05	Buy	100	3.22
12/19/05	Buy	100	3.23
12/19/05	Buy	1,100	3.24
12/19/05	Buy	200	3.25
12/19/05	Buy	200	3.26
12/19/05	Buy	300	3.29
12/19/05	Buy	1,100	3.32
12/19/05	Buy	100	3.34
12/20/05	Sell	(1,200)	3.00
12/20/05	Sell	(600)	3.02
12/20/05	Buy	500	3.03
12/20/05	Buy	1,000	3.04
12/20/05	Buy	300	3.05
12/20/05	Sell	(300)	3.05
12/20/05	Sell	(100)	3.06
12/20/05	Buy	700	3.07
12/20/05	Sell	(100)	3.08
12/20/05	Sell	(400)	3.08
12/20/05	Sell	(100)	3.10
12/22/05	Sell	(100)	3.05
12/22/05	Sell	(200)	3.06
12/23/05	Sell	(100)	3.07
12/27/05	Buy	1,000	2.90

12/27/05	Buy	1,700	2.95
12/27/05	Buy	300	2.96
12/27/05	Buy	100	2.99
12/27/05	Buy	1,200	3.00
12/27/05	Buy	3,000	3.02
12/27/05	Sell	(1,000)	3.02
12/27/05	Buy	1,000	3.03
12/27/05	Buy	1,000	3.04
12/27/05	Buy	700	3.05
12/27/05	Sell	(100)	3.06
12/27/05	Sell	(2,000)	3.07
12/28/05	Buy	100	2.92
12/28/05	Buy	300	2.93
12/28/05	Buy	2,000	2.99
12/28/05	Buy	1,800	3.00
12/28/05	Buy	4,000	3.03
12/28/05	Buy	3,100	3.04
12/28/05	Sell	(500)	3.04
12/28/05	Buy	1,900	3.05
12/28/05	Buy	1,000	3.06
12/29/05	Buy	100	2.99
12/29/05	Buy	7,100	3.00
12/29/05	Buy	100	3.01
12/29/05	Sell	(200)	3.01
12/29/05	Buy	1,700	3.02
12/29/05	Buy	1,000	3.05
12/29/05	Buy	1,000	3.06
12/29/05	Sell	(100)	3.07
12/30/05	Buy	600	2.99
12/30/05	Buy	3,000	3.00
12/30/05	Buy	100	3.01
12/30/05	Buy	300	3.03
01/03/06	Buy	300	2.94
01/03/06	Buy	7,600	2.95
01/03/06	Buy	300	2.96
01/03/06	Buy	100	2.99
01/03/06	Buy	1,000	3.00
01/03/06	Buy	1,000	3.05
01/04/06	Buy	6,100	3.01
01/04/06	Buy	2,900	3.02
01/04/06	Sell	(1,600)	3.03
01/04/06	Buy	2,000	3.04
01/04/06	Buy	1,000	3.05
01/04/06	Buy	1,400	3.06
01/06/06	Buy	9,000	2.97
01/06/06	Buy	1,000	2.99
01/06/06	Buy	100	3.07
01/06/06	Buy	24,000	3.09
01/06/06	Buy	900	3.10
01/09/06	Buy	2,000	3.08
01/09/06	Buy	2,000	3.03

01/09/06	Sell	(1,900)	3.04
01/09/06	Buy	200	3.07
01/10/06	Buy	200	2.89
01/10/06	Buy	900	2.90
01/10/06	Buy	200	2.94
01/10/06	Buy	2,400	2.95
01/10/06	Buy	1,100	2.99
01/10/06	Buy	6,200	3.00
01/10/06	Sell	(3,700)	3.01
01/10/06	Buy	600	3.02
01/10/06	Sell	(400)	3.02
01/10/06	Sell	(200)	3.03
01/10/06	Buy	1,500	3.04
01/10/06	Buy	200	3.05
01/10/06	Sell	(1,000)	3.05
01/10/06	Sell	(200)	3.06
01/10/06	Sell	(200)	3.07
01/10/06	Buy	400	3.09

B. Transactions by Michael Stortini

Date	Transaction	No. Shares	Price Per Share ($)
11/23/05	Buy	200	3.04
12/02/05	Buy	300	2.99
12/02/05	Buy	100	3.00
1/3/06	Buy	4,500	2.95
1/3/06	Buy	500	2.99

C. Transactions by Charles J. Robino

Date	Transaction	No. Shares	Price Per Share

NONE